INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES
CLOSING OF $50 MILLION EQUITY TRANSACTION

Indianapolis, IN - August 30, 2019 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with specialized energy and heavy civil expertise, today announced that it has completed the sale of 50,000 shares of Series B Preferred Stock (which have been designated as Series B-2 Preferred Stock as described below) and 900,000 warrants to purchase the Company’s common stock at an exercise price of $0.0001 (the “Tranche One Transaction”) to funds managed by the Private Equity Group of Ares Management Corporation (NYSE: ARES), a leading global alternative investment manager (“Ares”) for an aggregate purchase price of $50.0 million as contemplated by the Equity Commitment Agreement, dated as of August 13, 2019 (as amended, the “Second Equity Commitment Agreement”). The net proceeds from the sale of the Tranche One Transaction will be used for working capital and to reduce outstanding borrowings under the Company’s revolving credit facility.

In connection with the closing of the Tranche One Transaction, the Company (i) amended and restated the Certificate of Designations of the Series B Preferred Stock of the Company to re-designate the Company’s Series B Preferred Stock issued and outstanding prior to the closing of the Tranche One Transaction as “Series B-1 Preferred Stock” and (ii) created a new series of the Company’s preferred stock designated as “Series B-2 Preferred Stock” that was sold to funds managed by the Private Equity Group of Ares in the Tranche One Transaction. The terms of the Series B-1 Preferred Stock and Series B-2 Preferred Stock are substantially similar to the terms set forth in the form of Amended and Restated Certificate of Designations of Series B Preferred Stock attached as Exhibit A to the Second Equity Commitment Agreement.

Guggenheim Securities, LLC acted as exclusive financial advisor to the Company in connection with the Tranche One Transaction and Perella Weinberg Partners LP acted as exclusive financial advisor to the special committee of the Company's Board of Directors.

For a more detailed description of the Tranche One Transaction and certain risks related to these transactions, please refer to our quarterly report on Form 10-Q for the second quarter of 2019.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with specialized energy and heavy civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of three Tier 1 wind energy contractors in the United States and has completed more than 200 wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this press release, regarding expectations for the use of offering proceeds, future financial performance, business strategies, expectations for our business, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to enter into definitive agreements for our previously announced Tranche Two Transaction and/or a merger agreement and to consummate those transactions;

•	availability of commercially reasonable and accessible sources of liquidity and bonding;

•	our ability to generate cash flow and liquidity to fund operations;

•	the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;

•	our ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of CCS and William Charles;

•	consumer demand;

•	our ability to grow and manage growth profitably;

•	the possibility that we may be adversely affected by economic, business, and/or competitive factors;

•	market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;

•
our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;

•
the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;

•	the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;

•	customer disputes related to the performance of services;

•	disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;

•	our ability to replace non-recurring projects with new projects;

•	the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;

•	the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;

•	fluctuations in maintenance, materials, labor and other costs;

•	our beliefs regarding the state of the renewable wind energy market generally; and

•	the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2018, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact

Andrew Layman	Financial Profiles, Inc.
Chief Financial Officer	Larry Clark, Senior Vice President
Andrew.Layman@iea.net	lclark@finprofiles.com
765-828-2580	310-622-8223